Exhibit 2.1

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UNITED STATES BANKRUPTCY COURT

EASTERN DISTRICT OF VIRGINIA

Richmond Division

In re:	)	Chapter 11
)
COMMONWEALTH	)
BIOTECHNOLOGIES, INC[1].	)	Case No. 11-30381-KRH
)
Debtor.	)

DEBTOR’S AMENDED PLAN OF REORGANIZATION

January 4, 2013

Tavenner & Beran, PLC

20 North Eighth Street, Second Floor

Richmond, VA 23219

(804) 783-8300 Telephone

(804) 783-0178 Telecopy

Counsel To Commonwealth Biotechnologies, Inc.

[1]	The Debtor’s address and TIN are as follows: 718 Grove Road, Midlothian, VA 23114; 54-1641133

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SUMMARY OF PLAN

Commonwealth Biotechnologies, Inc., a Virginia corporation, was founded as an S Corp in 1992 and completed an Initial Public Offering in October 1997. Its business model had been providing, on a contract basis, specialized life sciences services to the pharmaceutical and biotechnology sector. In the beginning of 2009, CBI consisted of three business units, two in Richmond, Virginia and one in Melbourne, Australia (“Mimotopes”). It also owned certain real property and improvements thereon (the “Real Property”) in Chesterfield County, Virginia. In early 2009, the Company initiated an organized restructuring. On November 2, 2009, as part of the reorganization CBI sold two business units in Richmond, CBI Services and Fairfax Identity Laboratories, to Bostwick Laboratories, Inc. CBI and Bostwick Laboratories, Inc. also entered into a lease (the “Bostwick Lease”) for the Real Property. After a foreclosure sale was initiated and remained unresolved related to the Real Property, the Debtor filed for bankruptcy protection to preserve and maximize the value of its assets for the benefit of all creditors and parties in interest. In the course of its bankruptcy case, the Debtor paid in full its secured creditors through the sale of Mimotopes and the Real Property. The Debtor believes that the value of its remaining assets is sufficient to pay all valid creditors in full and provide value to the holders of its equity if assets and claims are addressed properly. Under the offer from the Stalking Horse, all valid unsecured creditors would be paid in full on the Effective Date. Accordingly, the Debtor proposes this Plan of Reorganization which generally provides for the sale of a majority of its equity interests, payment of Allowed Claims as provided under the Bankruptcy Code, and a percentage ownership interest in the Reorganized Debtor for all Allowed Equity Interests.

The Debtor asks that you carefully consider this

Plan and cast a Ballot in favor of the Plan.

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ARTICLE I

DEFINITIONS

Any term in the Disclosure Statement or Plan that is defined in §§ 101, 102 or 1101 of the Bankruptcy Code shall have the meaning assigned therein. The following terms, where they are used in the Disclosure Statement and in the Plan, shall have the meanings hereinafter assigned.

1. Additional Offer(s): A binding, irrevocable offer for a portion of the Debtor’s equity interests, submitted at the Auction by a Person who made an Initial Offer; the offer should be substantially in the form of the Bid Sheet that contains no due diligence, financing, and/or other contingency; the offer must be accompanied by a signed Stock Purchase Agreement.

2. Additional Reserve: A cash reserve for (a) Fee Claims; (b) United States Trustee Fees; and (c) other anticipated legal and administrative expenses from the Effective Date until the Case is closed.

3. Administrative Claim Bar Date: The same date established by the Court as the deadline by which objections to Confirmation of the Plan must be filed.

4. Administrative Claim(s) and/or Administrative Expense(s): A Claim for costs and expenses of administration of the Chapter 11 case Allowed under §§ 503(b), 507(b) or, if applicable, 1114(e)(2) of the Bankruptcy Code, including: (a) any actual and necessary costs and expenses incurred after the Petition Date of preserving the Debtor’s Estate and operating the business of the Debtor (such as wages, salaries, commissions for services and payments for inventories, leased equipment and premises) and Claims of governmental units for taxes (including tax audit Claims related to tax years commencing after the Petition Date, but excluding Claims relating to tax periods, or portions thereof, ending on or before the Petition Date); (b) compensation for legal, financial, advisory, accounting and other services and reimbursement of expenses Allowed by the Bankruptcy Court under §§ 330, 331 or 503(b) of the Bankruptcy Code to the extent incurred prior to the Effective Date; and (c) all fees and charges assessed against the Debtor’s Estate under § 1930, Chapter 123 of title 28, United States Code.

5. Administrative Tax Claim(s): Any Claim of a governmental unit of the kind entitled to priority in payment as specified in § 503 of the Bankruptcy Code.

6. Allowance: The act of being authorized by § 502 of the Bankruptcy Code.

7. Allowed: With reference to any Claim or Equity Interest (i) any Claim or Equity Interest against the Debtor which has been listed by the Debtor in the Schedules, as such Schedules may be amended by the Debtor from time to time in accordance with Bankruptcy Rule 1009, as liquidated in amount and not disputed or contingent and for which no contrary proof of claim has been filed, (ii) any timely filed Claim or Equity Interest against the Debtor as to which no objection has been interposed in accordance with the Plan or such other applicable period of limitation fixed by the Bankruptcy Code,

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the Bankruptcy Rules, or the Bankruptcy Court, or as to which any objection has been determined by a Final Order to the extent such objection is determined in favor of the respective holder of such Claim, (iii) any Claim or Equity Interest against the Debtor expressly allowed by a Final Order or under the Plan or (iv) any Claim or Equity Interest against the Debtor that is compromised, settled, or otherwise resolved pursuant to the authority granted to the Reorganized Debtor pursuant to a Final Order of the Bankruptcy Court or under the Plan; provided, however, that Claims or Equity Interests estimated solely for the purpose of voting to accept or reject the Plan pursuant to an order of the Bankruptcy Court shall not be considered “Allowed Claims” under the Plan. Unless otherwise specified in the Plan or in a Final Order of the Bankruptcy Court allowing such claim, “Allowed” in reference to a Claim shall not include interest on the amount of such Claim accruing from and after the Petition Date.

8. Assignment: Agreement and authorization by the Bankruptcy Court for the transfer to another of all or part of the Debtor’s property, interest, or rights pursuant to § 365 of the Bankruptcy Code.

9. Assumed Contracts: Those Executory Contracts and/or Leases of non-residential real property for which Assumption is authorized by the Court.

10. Assumption: Agreement and authorization by the Bankruptcy Court for a party to perform all obligations under an Executory Contract/Lease for the remaining term of the Executory Contract/Lease pursuant to § 365 of the Bankruptcy Code.

11. Auction: The event wherein a portion of the Debtor’s Equity Interests will be offered for sale. The Auction shall begin on the Auction Date at 2:00 p.m.

12. Auction Date: February 18, 2013.

13. Avoidance Actions: Causes of action pursuant to Chapter 5 of the Bankruptcy Code.

14. Ballot(s): The ballot approved by the Bankruptcy Court to be used by Holders of Claims and Equity Interests for the purpose of voting to accept or reject the Plan.

15. Bankruptcy Claim(s): Any and all actions, claims, rights, defenses, third-party claims, cross-claims, counterclaims, suits, causes of action, chooses in action, controversies, agreements, promises, rights to legal remedies, rights to equitable remedies, and rights to payment, whether known, unknown, which a trustee, a debtor-in-possession, the bankruptcy estate or other appropriate party in interest may assert under §§ 502, 510, 522(f), 522(h), 542, 543, 544, 545, 547, 548, 549, 550, 551, 553 and 724(a) of the Bankruptcy Code or otherwise including, without limitation, the bankruptcy estate’s rights of setoff, recoupment, contribution, reimbursement, subrogation or indemnity (as those terms are defined by the non-bankruptcy law of any relevant jurisdiction) and any other indirect claim of any kind whatsoever, whenever and wherever arising or asserted.

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16. Bankruptcy Code and/or Code: Title 11, United States Code, as in effect on the Filing Date, and all amendments thereto which apply to this Case.

17. Bankruptcy Court: The United States Bankruptcy Court for the Eastern District of Virginia, Richmond Division.

18. Bankruptcy Rule(s): Federal Rules of Bankruptcy Procedure which govern procedures in cases under Title 11, United States Code.

19. BB&T: Branch Banking and Trust Company.

20. Bid Sheet: A bid sheet as provided by the Debtor.

21. Bostwick: David G. Bostwick and related affiliates.

22. Bostwick Release: A release of all claims (other than specifically identified in the Bostwick Real Property Sale) against CBI given by Bostwick, including but not limited to, claims of Bostwick Laboratories, Inc. and/or American International Biotechnology Services, LLC.

23. Bostwick Real Property Sale: The sale of the Real Property to Bostwick pursuant to Order Approving Sale of Real Property Free & Clear of Interests & Granting Related Relief entered by the Bankruptcy Court on December 22, 2011.

24. Business Day(s): Any day other than a Saturday, a Sunday, a “legal holiday” (as defined in Bankruptcy Rule 9006(a)) or any other day on which banking institutions in Richmond, Virginia are required or authorized to close by law or executive order.

25. Case or Bankruptcy Case: The case for the reorganization of Commonwealth Biotechnologies, Inc., commenced by filing of voluntary petition under Chapter 11 of the Bankruptcy Code, and now pending in the United States Bankruptcy Court for the Eastern District of Virginia, Richmond Division, and captioned as above.

26. Cash: Legal tender of the United States of America and equivalents thereof.

27. Causes of Action: Any of the Debtor’s causes of action, whether legal, equitable or statutory in nature, arising out of, or in connection with, the Debtor’s business or operations, including, without limitation, the following: possible claims against vendors, landlords, lessees, sublessees, assignees, customers or suppliers for warranty, indemnity, back charge/setoff issues, overpayment or duplicate payment issues and collections/accounts receivables and/or other contract matters; amounts owed by any creditor, lessor, utility, supplier, vendor, landlord, lessee, sublessee, assignee, or other entity, employee, management or operational matters; financial reporting; environmental, and product liability matters; actions against insurance carriers relating to coverage, indemnity or other matters; counterclaims and defenses relating to notes or other obligations or tort claims which may exist or may subsequently arise and/or Avoidance Actions.

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28. Chapter 5: Sections 501, et seq., Title 11 United States Code, as in effect on the filing date, and those amendments thereto which apply to this case.

29. Chapter 7: Sections 701, et seq., Title 11, United States Code, as in effect on the Filing Date, and those amendments thereto which apply to this Case.

30. Chapter 11: Sections 1101, et seq., Title 11, United States Code, as in effect on the Filling Date, and those amendments thereto which apply to this Case.

31. Chapter 13: Sections 1301, et seq., Title 11, United States Code, as in effect on the Filing Date, and those amendments thereto which apply to this Case.

32. Chapter 7 Proceeds: Proceeds received upon liquidation of Estate Property in Chapter 7.

33. Claim(s): Any right to payment from the Debtor, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured, known or unknown; or any right to an equitable remedy for breach of performance if such breach gives rise to a right of payment from the Debtor, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured, known or unknown, as provided in § 101(5) of the Bankruptcy Code.

34. Claims Objection Deadline: The last day for Filing objections to Claims or Equity Interests (other than Administrative Claims) which date shall be the date 5 days after the Effective Date.

35. Class: Category of holders of Claims or Equity Interests, as described in Article III hereof.

36. Closing: The sale of a portion of the Debtor’s equity to the Purchaser after approval by Final Order of the Bankruptcy Court.

37. Collateral: Real and/or personal property securing a particular indebtedness of the Debtor.

38. Commencement Date: January 20, 2011.

39. Commission: The United States Securities and Exchange Commission

40. Committee: The Official Committee of Unsecured Creditor appointed in this case.

41. Confirmation Date: The date the Confirmation Order becomes Final.

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42. Confirmation or Confirmation of the Plan: The effect of the Confirmation Order.

43. Confirmation Hearing: The hearing held by the Bankruptcy Court to consider confirmation of the Plan pursuant to 11 U.S.C. § 1129, as such hearing may be adjourned or continued from time to time. The Debtor intends on requesting that the Bankruptcy Court schedule this hearing sometime during January 2012.

44. Confirmation Order: The Final Order entered by the Court confirming the Plan.

45. Contract(s): An agreement between two or more parties in which there is a promise to do something in return for consideration.

46. Contract Rejection Schedule: The schedule of Contracts and/or Leases identified, on or before the commencement of the Auction on the Auction Date, by the Purchaser for Rejection.

47. Court and/or Bankruptcy Court: The United States Bankruptcy Court of the Eastern District of Virginia, Richmond Division, presiding in this Case.

48. Debtor: The debtor in possession in this Case, namely Commonwealth Biotechnologies, Inc.

49. Disclosure Statement: The Disclosure Statement that relates to the Plan, as such Disclosure Statement may be amended, modified, or supplemented (including all exhibits and schedules annexed thereto or referenced herein).

50. Disclosure Statement Order: The Final Order entered by the Court approving the Disclosure Statement.

51. Disputed Claim: Any Claim as to which the Debtor or Reorganized Debtor interposed a timely objection or request for estimation in accordance with the Bankruptcy Code and the Bankruptcy Rules, or any claim otherwise disputed by the Debtor in accordance with applicable law, which objection has not been withdrawn or determined by a Final Order.

52. Effective Date: The effective date of this Plan, as “effective date” is used in Chapter 11 of the Bankruptcy Code, shall be the first (lst) Business Day on or after the Confirmation Date on which (i) no stay of the Confirmation Order is in effect and (ii) all conditions to the effectiveness of the Plan have been satisfied or waived.

53. Equity: Holders of any share of common stock or other instrument evidencing an ownership interest in the Debtor whether or not transferable; and any option, warrant or right, contractual or otherwise, to acquire any such interest.

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54. Equity Interest(s): The interest of any holder of equity/membership in the Debtor, and after Confirmation, the Reorganized Debtor represented by any instrument whether or not transferable.

55. Equity Offer: An offer to purchase a portion of the Reorganized Debtor’s Equity Interests.

56. Estate Property and/or Property: All property and interests in property belonging to the Debtor pursuant to Bankruptcy Code § 541(a); all Bankruptcy Claims, and, the proceeds of such rights and actions. This term excludes property excluded from the Estate pursuant to Bankruptcy Code §§ 541(a)(6) and (c)(2).

57. Estate: The estate created in this Case in accordance with § 541 of the Bankruptcy Code.

58. Event of Default: Failure of Plan payments as defined in Article VI of the Plan.

59. Executive Committee: Mr. Freer, Mr. Samuel P. Sears, Jr. and Mr. James D. Causey.

60. Executory Contract(s): All contracts, subject to the provisions of Bankruptcy Code § 365, for which there is performance due from all parties to the contract as defined in Lubrizol Enterprises, Inc. v. Richmond Metal Finishers, Inc., 756 F.2d 1043, 1045 (4th Cir. 1985).

61. Fee Claim: A claim for compensation, indemnification or reimbursement of expenses pursuant to §§ 327, 328, 330, 331 or 503(b) of the Bankruptcy Code in connection with this Case.

62. Filed: In reference to a document or pleading which must be “filed” with the Court.

63. Filing Date: January 20, 2011, the date this Case was filed with the Illinois Bankruptcy Court.

64. Final: In reference to an order, shall mean an order of a court that has not been reversed, modified, amended or stayed, and the time for appeal or to seek review or certiorari or rehearing thereof, has expired and as to which no appeal, review or rehearing is pending, and has become conclusive of all matters adjudicated thereby and is in full force and effect.

65. Final Cash Collateral Order: The order ultimately entered on November 9, 2011 by the Bankruptcy Court extending the use of cash collateral, which order incorporated previously entered interim orders.

66. First Claim Objection Order: The order entered by the Bankruptcy Court resolving the Debtor’s First Omnibus Objection to Claims.

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67. Fornova: Fornova Pharmworld Inc. – the entity that filed Claim Number 18-1 with this Court.

68. Fornova Claim: Claim Number 18-1 filed with this Court.

69. Fornova Entities: Fornova Pharmworld Inc., Fornova Pharaworld US Inc and/or any related entity.

70. Fornova Litigation: Matters arising in and/or related to Adversary Proceeding Number 12-3038 pending before this Court.

71. Fornova Reserve: A cash reserve of 100% of all amounts asserted in the Fornova Claim.

72. Freer: Richard Freer, Ph.D., the Debtor’s Designee in this bankruptcy case.

73. Freer Claims: Unsecured creditor claim is $158,519 (One hundred fifty eight thousand five hundred nineteen). Post-petition accrued wages of $156,068 (One hundred fifty thousand sixty eight) as of September 5, 2012.

74. Freer Auction Claim: Unsecured claim in the amount of $146,974.02.

75. Freer Exchange: At his sole discretion, Freer may exchange 25% of the Freer Post-petition Claim (which is approximately $39,017 assuming General Unsecured Claims are paid 100% of allowed amount) for common stock at the market price average for the 5 previous trading days.

76. General Unsecured Claim(s) or Unsecured Claims (s): A Claim other than Accrued Professional Expense, Fee Claim, Secured Claim, Administrative Claim, Administrative Tax Claim, and Priority Claim. General Unsecured Claims include, but are not limited to, any Rejection Claim.

77. General Unsecured Creditor(s) or Unsecured Creditor(s): The Holder of any General Unsecured Claim.

78. GUCS Initial Distribution Fund: The amount of cash held by the Debtor on the Effective Date less the Fornova Reserve less the Additional Reserve.

79. Hearing: The date on which an actual hearing before the Court is first conducted.

80. Holder: The owner of any Claim or Equity Interest.

81. Impaired: Treatment under the Plan that impairs a classified Claim or Equity Interest, or a class of Claims or Equity Interest, in accordance with § 1124 of the Bankruptcy Code.

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82. Initial Distribution Date: On or before 10 days from the Effective Date.

83. Initial Offer(s): A binding, irrevocable offer with a value of not less than $30,000.00 (in value as determined by the Executive Committee) greater than the Stalking Horse Offer for the purchase of a portion of the Reorganized Debtor’s Equity Interests. The offer must be substantially in the form of the Bid Sheet that contains no due diligence, financing, and/or other contingency; the offer must be accompanied by (a) the signed Stock Purchase Agreement, (b) evidence that the Potential Purchaser has the ability to consummate the proposed transaction, and (c) evidence that the Potential Purchaser has contracted to purchase the Freer Auction Claim and has demonstrated the ability to pay the same if it is determined by the Bankruptcy Court to have provided the highest and best offer.

84. Insider(s): Insiders of the Debtor as such term is defined in § 101(31) of the Bankruptcy Code.

85. IRS: The Internal Revenue Service for the United States of America.

86. Lease(s): A contract by which an owner of property conveys exclusive possession, control, use, or enjoyment of it for a specified rent and specified term.

87. Lien(s): The meaning set forth in § 101 of the Bankruptcy Code.

88. Loan Documents: All of the documents evidencing, securing, guarantying or otherwise relating to the obligations of the Debtor to a particular creditor, as may be amended and/or restated consistent with the provisions of this Plan.

89. Market Value Procedures: Procedures for the submission, evaluation and, if appropriate, acceptance of the highest and best offer:

a.	Any Person desiring additional information about the Debtor in connection with making a potential offer must sign a confidentiality agreement as provided by the Debtor. Upon execution of said agreement, access to relevant information will be provided by the Debtor.

b.	Notice of these Market Value Procedures and the ability to make offers shall be provided to parties identified by the Debtor and/or the Committee.

c.	Initial Offers must have been received by the Debtor on or before fourteen (14) days of the Auction Date. Initial Offers should be sent to Paula S. Beran, Esquire at 20 North Eighth Street, Richmond, Virginia 23219 or pberan@tb-lawfirm.com. Thereafter, the Debtor will supply to the Committee’s counsel copies of all Initial Offers provided, however, said professionals shall not disseminate the offers or their contents to any Person.

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d.	Any Person desiring to make any Additional Offer at the Auction must:

1. have previously submitted an Initial Offer;

2. provide $30,000.00 deposit in collected funds, refundable only if said Person is not ultimately approved as the Purchaser;

3. have contractually provided to buy the Freer Auction Claim;

4. have signed a confidentiality agreement as provided by the Debtor;

5. have full executed the Stock Purchase Agreement; and

6. provide evidence reasonably acceptable to the Debtor of said Person’s financial ability to close.

e.	In addition, any Person desiring to make any Additional Offer at the Auction must provide, before the commencement of the Auction, a list of Contracts and/or Leases it, if ultimately chosen as the Purchaser, desires to be Rejected.

f.	No Person, other than (i) a Person who has submitted an Initial Offer and its professionals, (ii) the Committee and its professionals, (iii) representatives of the United States Trustee, (iv) representatives of the Bankruptcy Court, and (v) the Debtor and its professionals may attend the Auction.

g.	The minimum amount of any Additional Offer shall be announced via electronic delivery to all Persons making Initial Offers on or before one (1) Business Day before the Auction.

h.	Additional Offers subject to additional due diligence, financing, and/or any other contingencies will not be accepted.

i.	The Debtor will consult with the Committee’s professionals throughout the process established by the Market Value Procedures.

j.	The Potential Purchaser that the Debtor and/or the Bankruptcy Court determines has submitted the highest and best Additional Offer will be submitted at the Confirmation Hearing for approval as the Purchaser by the Bankruptcy Court.

k.	Closing must take place on or before 30 days from the Confirmation Date unless otherwise extended by order of the Bankruptcy Court.

90. Mimotopes: A research and development business (Mimotopes, Pty Ltd) in Australia, which as of the Petition Date CBI owned.

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91. Mimotopes Sale: The sale of the Debtor’s ownership interest in Mimotopes to Dr. Hongyan Xu (and/or his designee) pursuant to Order (I) Approving Sale of Stock Free and Clear of All Interests and (II) Granting Related Relief entered by this Court.

92. Notice Cure Period: Twenty-one (21) days from delivery of written notice from a creditor or the United States Trustee to the Reorganized Debtor of the failure of payment under the Plan (provided that, if the twenty-first day of such 21-day cure period shall fall on a weekend or holiday, the cure period shall be extended through and including the end of the first business day which follows such weekend or holiday)

93. Order: An order entered by the Bankruptcy Court.

94. Person(s): Any individual, corporation, partnership, association, limited liability company, organization, joint stock company, joint venture, governmental unit or any political subdivision thereof, interest holders, or any other entity.

95. Petition Date: January 20, 2011, the date on which the Debtor filed a voluntary petition for relief commencing its Bankruptcy Case.

96. Pipe Investors: Brio Capital, Assameka Capital, Centurion Microcap, LP and Alpha Capital Ansalt.

97. Plan or Plan of Reorganization: the Debtor’s Plan of Reorganization dated November 16, 2012 as the same may be amended or modified from time to time in accordance with the provisions of the Bankruptcy Code and the terms hereof.

98. Post-Petition: On or after the Petition Date.

99. Potential Purchaser: A Person interested in purchasing a portion of the Reorganized Debtor’s Equity Interests.

100. Pre-Petition: Before the Petition Date.

101. Priority or Priority Claim(s): The portion of an Allowed Claim that is not a Secured Claim and that is entitled to priority under Bankruptcy Code § 507(a).

102. Proof(s) of Claim(s): Claims filed in accordance with § 501 of the Bankruptcy Code.

103. Purchaser: The Person that (a) the Court determines has submitted the Additional Offer that is highest and best, (b) has fully executed the Stock Purchase Agreement and (c) has been approved by Final Order.

104. Real Property: The real property located at 601 Biotech Drive, Richmond, Virginia 23235.

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105. Record Date: The date on which those shareholders eligible to vote on a question are identified.

106. Rejection and Rejected: The rejection of an executory contract or unexpired lease of real or personal property as contemplated under § 365 of the Bankruptcy Code.

107. Rejection Claim: Any Claim against the Debtor arising from the rejection of any executory contract or unexpired lease, including but not limited to any Claim of a lessor for damages resulting from the rejection of a lease of real property as such claim shall be calculated in accordance with § 502(b)(6) of the Bankruptcy Code.

108. Reorganization: The scenario upon which the Reorganized Debtor retains substantially all of the Debtor’s assets and the Purchaser obtains the Reorganized Debtor’s Equity Interests.

109. Reorganized Debtor: Commonwealth Biotechnologies, Inc., as it exists on or after the Effective Date.

110. Second Claim Objection Order: The order entered by the Bankruptcy Court resolving the Debtor’s Second Omnibus Objection to Claims.

111. Secured or Secured Claim(s): An Allowed Claim secured by a lien, security interest or other charge against or interest in property in which the Debtor has an interest, which interest was perfected as required by applicable nonbankruptcy law, or which is subject to setoff under § 553 of the Bankruptcy Code. A claim is an Allowed Secured Claim to the extent of, but not exceeding, the value (determined pursuant to § 506 of the Bankruptcy Code) of the interest of the Holder of such Claim in the Debtor’s interest in such property, or the extent of the amount subject to setoff. An Allowed Secured Claim includes interest, fees, costs and charges only to the extent they may be Allowed by § 506(b) of the Bankruptcy Code.

112. Stalking Horse: HedgePath Pharmaceuticals, Inc. and/or its assignee.

113. Stalking Horse Break Up Fee: $25,000.00.

114. Stalking Horse Offer: The offer of the Stalking Horse to purchase a percentage of the Equity Interests of the Reorganized Debtor which stock will be convertible at 90% of the current stock of the Debtor pursuant to the terms on Exhibit A attached to the Disclosure Statement. In addition to those terms, the Stalking Horse has agreed to purchase the Freer Auction Claim for $146,974.02, which amount will be evidenced by a convertible promissory note to be paid over time and to assume the risks of the Fornova Litigation and the Fornova Claim if it is the determined by the Bankruptcy Court to have provided the highest and best offer. The stock of the Reorganized Debtor received by the Stalking Horse shall be preferred stock, shall be for investment purposes, shall not be converted into common stock for at least one year from the Effective Date, shall not be re-distributed or otherwise sold for at least one year from the Effective Date. Additional information about the Stalking Horse and its proposed transaction is found at

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the Appendix to Exhibit A to the Disclosure Statement. The offer does not rely on 11 U.S.C. § 1145. Specifically, in connection with the Stalking Horse Offer, the Debtor does not intend to rely on the exemption from the securities laws registration requirements, set forth in Section 1145 of the Code, for CBI’s or the Reorganized Debtor’s (a) preferred stock that will be issued to HedgePath in connection with the Transaction and the Plan or (b) the common stock that will be issued to HedgePath upon conversion of the preferred stock. The preferred stock and the common stock issued to HedgePath in connection with the Transaction and the Plan will be restricted securities. HedgePath acknowledges that CBI’s preferred stock issued to it pursuant to the Transaction and the Plan, and the common stock to which it will be converted, will not be issued in reliance on Section 1145. HedgePath also acknowledges the CBI securities that it will receive pursuant to the Transaction and Plan are restricted securities that cannot be sold, distributed, or otherwise transferred except in compliance with the federal securities laws.

115. Stock Purchase Agreement: The agreement for the purchase a portion of the Reorganized Debtor’s Equity Interests substantially similar to the form as approved by Final Order of the Bankruptcy Court; the Debtor intends on seeking approval of the form of asset purchase agreement pursuant to motion to be filed with the Bankruptcy Court.

116. Supplemental Distribution Date: Fourteen days after entry of a Final order resolving the Fornova Litigation.

117. Supplemental Distribution Fund: Amounts remaining after payment of the Fornova Claim as ultimately allowed by Final Order, United States Trustee Fees, Allow Fee Claims, and other legal and administrative expenses less a reserve for final legal and other administrative expenses.

118. Tavenner & Beran: Tavenner & Beran, PLC, counsel for the Debtor.

119. Tax Claim: Claim under § 507(a)(8) of the Bankruptcy Code. Related penalties are General Unsecured Claims.

120. Unclaimed Fund(s): Any money or property remaining unclaimed sixty (60) days after any distribution made or attempted to be made pursuant to the terms of this Plan.

121. Unexpired Lease(s): A lease between the Debtor and a third party, for either real or personal property, which is unexpired and was not terminated prior to the Filing Date.

122. United States Trustee: The Office of the United States Trustee.

123. United States Trustee Fees: Fees due and owing pursuant to 28 U.S.C. § 1930.

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ARTICLE II

UNCLASSIFIED CLAIMS AND THEIR TREATMENT

A.	Administrative Expense Claims

Except to the extent that a Holder of an Allowed Administrative Expense Claim agrees to a different treatment, the Debtor shall pay to each Holder of an Allowed Administrative Expense Claim Cash in an amount equal to such Claim on the later of the Effective Date and the first (1st) Business Day after the date that is thirty (30) calendar days after the date such Administrative Expense Claim becomes an Allowed Administrative Expense Claim, or as soon thereafter as is reasonably practicable.

1.	Bar Date for Administrative Expense Claims

PROOFS OF ADMINISTRATIVE CLAIMS AND REQUESTS FOR PAYMENT OF ADMINISTRATIVE EXPENSES OTHER THAN FEE CLAIMS AND/OR FEES OF THE UNITED STATES TRUSTEE ARISING UNDER 28 U.S.C. § 1930 THAT HAVE ARISEN ON OR AFTER THE PETITION DATE MUST BE FILED AND SERVED PURSUANT TO THE PROCEDURES SET FORTH IN THE DISCLOSURE STATEMENT ORDER OR NOTICE OF CONFIRMATION HEARING, NOT LATER THAN THE ADMINISTRATIVE CLAIM BAR DATE. Notwithstanding anything to the contrary herein, no proof of Administrative Claims or application for payment of any Administrative Expenses need be filed for the allowance of any: (i) Fee Claims or (ii) United States Trustee Fees. All Claims described in clause (i) and (ii) of the immediately preceding sentence shall be paid by the Reorganized Debtor in the ordinary course of business. Fee Claims shall be paid in accordance with Article II(B) hereof.

Any Person that fails to file a proof of Administrative Claim or request for payment thereof on or before the Administrative Bar Date as required herein shall be forever barred from asserting such Claim against any of the Debtor, the Estate, the Reorganized Debtor or its property and the Holder thereof shall be enjoined from commencing or continuing any action, employment of process or act to collect, offset or recover such Administrative Expense.

B.	Fee Claims

All Fee Claims previously approved by Final Order shall be paid. Persons seeking an award by the Bankruptcy Court of additional Fee Claims incurred through and including the Effective Date shall, unless otherwise ordered by the Bankruptcy Court: (i) file their respective final applications for allowance of compensation for services rendered and reimbursement of expenses incurred by the date that is no later than thirty (30) days after the Effective Date; and (ii) except as otherwise provided in the Plan, be paid in full in such amounts as are approved by the Bankruptcy Court upon the later of (a) the date upon which the Order relating to any such Fee Claim is entered or (b) upon such other terms as may be mutually agreed upon between the Holder of such Fee Claim and the Debtor. The Accrued Professional Expense shall be paid at Closing.

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C.	Administrative Tax Claims

Except to the extent that a Holder of an Administrative Tax Claim agrees to a different treatment, Allowed Administrative Tax Claims shall be paid on the later of the Effective Date or the date such Allowed Administrative Tax Claim becomes due and owing.

D.	Administrative Expenses Incurred After The Effective Date

Administrative Expenses incurred by the Debtor or the Reorganized Debtor after the Effective Date, including (without limitation) Fee Claims, shall not be subject to application and may be paid in the ordinary course of business without further Bankruptcy Court approval.

ARTICLE III

CLASSIFIED CLAIMS AND THEIR TREATMENT

At the Confirmation Hearing, the Debtor will seek approval for (1) the Potential Purchaser making said Equity Offer to obtain Equity Interests of the Reorganized Debtor and (2) the Reorganized Debtor to retain substantially all of the Debtor’s assets. Furthermore, the Debtor or Reorganized Debtor, as applicable, shall file all objections, if any, to the allowance of Claims (other than Administrative Claims) no later than the Claims Objection Deadline. In accordance with Bankruptcy Code §§ 1122 and 1123(a)(1), all Allowed Claims against or interests in the Debtor, other than Claims specified in Bankruptcy Code § 507(a)(1) and (2) are classified and treated as follows:

1. Class One - Secured Claims of BB&T

Class One consists of the outstanding balance, as of the Petition Date, of BB&T arising from its Loan Documents and all post-petition outstanding principal, interest, loan fees, actual and reasonable attorney’s fees and costs incurred, late charges and other reasonable fees and costs as provided for in the Loan Documents and/or the Final Cash Collateral Order. The Secured Claim of BB&T was previously satisfied through the Bostwick Real Property Sale.

Class One is Unimpaired.

2. Class Two – Secured Claim of Pipe Investors

Class Two consists of the outstanding balance, as of the Petition Date, of the Pipe Investor’s Secured Claim arising from their Loan Documents, and their post-petition outstanding principal, interest, loan fees, actual and reasonable attorney’s fees and costs incurred, late charges and other reasonable fees and costs as provided for in the Loan Documents and/or by Order of the Bankruptcy Court. The Secured Claim of the Pipe Investors was previously satisfied through the Mimotopes Sale.

Class Two is Unimpaired.

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3. Class Three - Secured Claim of All Other Secured Claims

Class Three consists of the outstanding balance, as of the Confirmation Date, of all other Secured Claims.

To the extent there are Allowed Secured Claims, the same will be satisfied either by (a) payment in full on the Effective Date or (b) surrender of the respective Collateral.

Class Three is not Impaired. Each Holder of an Allowed Secured Claim is conclusively presumed to have accepted the Plan

4. Class Four - Priority Tax Claims

Class four consists of Allowed Priority Tax Claims.

Allowed Priority Tax Claims shall be paid in full in the amount of Allowed Priority Claims on the Initial Distribution Date.

Class Four is Impaired.

5. Class Five – Property Claims Other Than Priority Tax Claims

Class Five consists of Allowed Priority Claims other than Allowed Priority Tax Claims.

Allowed Priority Claims shall be paid in full in the amount of the Allowed Priority Claims on the Initial Distribution Date.

Class Five is Impaired.

6. Class Six - General Unsecured Claims – Other Than The Fornova Claim

Class Six consists of all General Unsecured Claims other than the Fornova Claim. On the later of the Initial Distribution Date or the Date on which such Claim becomes Allowed, each Holder of an Allowed General Unsecured Claim shall be paid its pro rata share of the GUCS Initial Distribution Fund.

On or before the Supplemental Distribution Date, if any, each Holder of an Allowed General Unsecured Claim shall be paid its pro rata share of the Supplemental Distribution Fund, if any.

Class Six is Impaired.

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7. Class Seven – Fornova Claim

Class Seven consists of the Fornova Claim. Within three (3) business days of the entry of a Final Order resolving the Fornova Litigation, either (a) the Debtor shall pay from the Fornova Reserve any amount (if any) declared due and owing by said Final Order or (b) the Stalking Horse shall pay any amount (if any) declared due and owing by said Final Order.

Class Seven is Impaired.

8. Class Eight – Equity Security Holders

Class Eight consists of the Holders of Allowed Equity Interests, which will receive a percentage of ownership in the Reorganized Debtor.

B.	Objections to Classifications

Any Holder of a Claim or Interest in Classes One through Eight that fails to object in writing to the classifications provided in this Plan and to file such objection with the Bankruptcy Court and to serve such objection upon counsel to the Debtor two (2) Business Days prior to the date first set by the Bankruptcy Court for the Confirmation Hearing shall be deemed to have accepted such classifications and to be bound thereby.

ARTICLE IV

U.S. TRUSTEE’S FEES

Pursuant to Bankruptcy Code § 1129(12), quarterly fees due the United States Trustee will be paid on the Effective Date and continue to be paid until the Case is closed.

ARTICLE V

MEANS OF EXECUTION AND IMPLEMENTATION

A.	Manner of Payment Under the Plan

At the option of the Reorganized Debtor, on behalf of the Estate, any Cash payment to be made hereunder may be made by a check or wire transfer or as otherwise required or provided in applicable agreements.

B.	Time Bar to Cash Payments and Unclaimed Funds

Checks issued by the Reorganized Debtor on account of Allowed Claims shall be null and void if not negotiated within thirty (30) days from and after the date of issuance thereof. Requests for reissuance of any check shall be made directly to the Reorganized Debtor by the Holder of the Allowed Claim with respect to which the check was originally issued. Pursuant to Bankruptcy Code § 347, Unclaimed Funds shall become property of, as appropriate, the Reorganized Debtor.

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C.	De Minimis or Fractional Distributions

No Cash payment of less than ten dollars ($10.00) shall be made by Reorganized Debtor on account of any Allowed Claim other than Administrative Tax Claims and Priority Tax Claims, unless a specific request therefore is made in writing by that Claim’s Holder. In the event a Holder of an Allowed Claim is entitled to distribution that is not a whole dollar number, the actual payment or issuance made may reflect a round of such fractional portion of such distribution down or up to the nearest whole dollar, but in any case shall not result in a distribution that exceeds the total distribution authorized by the Plan for such Holder.

D.	Setoffs and Recoupment

Pursuant to §§ 502(d) and 553 of the Bankruptcy Code or applicable non-bankruptcy law, the Debtor, Reorganized Debtor may, but shall not be required to, set off against, or recoup from, any Claim other than Secured Claims and the payments to be made pursuant to the Plan in respect of such Claim (before any distribution is made on account of such Claim), any claims, rights and Causes of Action of any nature that the Debtor, Reorganized Debtor, on behalf of the Estate, may have against the Holder of such Claim; provided, however, that neither the failure to effect a set off or recoupment nor the allowance of any Claim hereunder shall constitute a waiver or release by the Debtor, Reorganized Debtor of any such Claim, right or cause of action that the Debtor, Reorganized Debtor, on behalf of the Estate, may have against such Holder of a Claim.

E.	Treatment of Estate Property

Except as otherwise provided in the Plan and/or the Confirmation Order, the Reorganized Debtor will retain all Estate Property, in accordance with Bankruptcy Code § 1123(a)(5)(A), subject to all Liens of record as of the Petition Date (the validity, extent and priority of which are subject to determination by the Court except as otherwise provided herein), unless said Lien has been released during the Bankruptcy Case or the Secured Claim has been satisfied, which Lien shall secure to Holder of such Liens only payments due under this Plan. Any defaults as of the Petition Date are cured by the provisions herein, as they existed on the Filing Date, which shall be enforceable against the Debtor or Reorganized Debtor should the Debtor or Reorganized Debtor default on its obligations under this Plan.

F.	Corporate Structure of Reorganized Debtor

Officers and Directors of the Reorganized Debtor, if any, shall be those identified by the Purchaser on or before the Confirmation Hearing.

The Reorganized Debtor’s charter will contain a provision prohibiting the issuance of nonvoting equity securities and providing, as to the several classes of securities possessing voting power, an appropriate distribution of such power among such classes, including, in the case of any class of equity securities having a preference over

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another class of equity securities with respect to dividends, adequate provisions for the election of directors representing such preferred class in the event of default in the payment of such dividends

G.	Executory Contracts and Unexpired Leases

1.	Assumption or Rejection of Executory Contracts and Unexpired Leases

The Plan constitutes a motion by the Debtor to assume, as of the Effective Date, all Executory Contracts and Unexpired Leases to which the Debtor is a party, except for an Executory Contract or Unexpired Lease that, prior to the Confirmation Hearing, (a) has been assumed or rejected pursuant to Final Order of the Bankruptcy Court, (b) is included on the Purchaser’s Contract Rejection Schedule or (c) is the subject of a separate then pending motion filed under § 365 of the Bankruptcy Code by the Debtor. The Confirmation Order shall constitute approval of such assumptions and rejections pursuant to §§ 365 and 1123 of the Bankruptcy Code. The Debtor may, in the future and in connection with the Market Value Procedures, identify additional Executory Contracts and Unexpired Leases that it may wish to reject and reserve the right to seek such rejection prior to the Confirmation Hearing.

Any Executory Contracts or Unexpired Leases which (i) have not expired by their own terms on or prior to the Confirmation Hearing, (ii) have not been assumed, assumed and assigned, or rejected prior to the Confirmation Hearing, (iii) have not been rejected pursuant to the terms of the Plan, or (iv) are not the subject of a motion to reject pending as of the Confirmation Hearing, shall be deemed assumed by the Debtor on the Effective Date, and the entry of the Confirmation Order shall constitute approval of such Assumption pursuant to §§ 365(a) and 1123 of the Bankruptcy Code.

Claims Based on Rejection of Executory Contracts or Unexpired Leases. All proofs of claim with respect to Claims arising from the rejection of executory contracts or unexpired leases, must be filed with the Bankruptcy Court within thirty (30) days after the Confirmation Date or the date of entry of an order of the Bankruptcy Court approving such rejection, whichever later. Any claims arising from the rejection of an executory contract or unexpired lease not filed within such time will be forever barred from assertion against the Debtor or Reorganized Company, its Estate and property unless otherwise ordered by the Bankruptcy Court. All such Allowed Claims for which proofs of claim are required to be filed will be, and will be treated as, Allowed General Unsecured Claims subject to the provisions of Article III hereof, subject to any limitation on allowance of such Claims under § 502(b) of the Bankruptcy Code or otherwise.

2.	Cure of Defaults in Connection with Assumption

Any monetary amounts by which each Executory Contract and Unexpired Lease to be assumed pursuant to the Plan is in default will be satisfied, pursuant to § 365(b)(1) of the Bankruptcy Code, at the option of Debtor, or the Reorganized Debtor, as the case

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may be: (a) by payment of the cure amount in Cash on the Effective Date or as soon as practicable thereafter, or (b) on such other terms as are agreed to by the parties to such Executory Contract or Unexpired Lease.

On or before four (4) Business Days before the commencement of the Confirmation Hearing, the Debtor will provide to all parties of Executory Contracts who have made written request to Tavenner & Beran evidence of adequate assurance of future performance as required by § 365 of the Bankruptcy Code. IF A COUNTER PARTY TO ANY EXECUTORY CONTRACT OR UNEXPIRED LEASE BELIEVES THAT CURE PAYMENTS ARE DUE PURSUANT TO § 365(b)(1) OF THE BANKRUPTCY CODE SUCH COUNTERPARTY MUST FILE AN NOTICE OF ALLEGED CURE AMOUNT NOT LATER THAN FOUR (4) BUSINESS DAYS PRIOR TO THE DATE FIRST SET FOR THE CONFIRMATION HEARING. IF A COUNTER PARTY TO ANY EXECUTORY CONTRACT OR UNEXPIRED LEASE BELIEVES THERE IS A DISPUTE REGARDING THE ABILITY OF THE DEBTOR, TO PROVIDE “ADEQUATE ASSURANCE OF FUTURE PERFORMANCE” WITHIN THE MEANING OF § 365 OF THE BANKRUPTCY CODE UNDER THE CONTRACT OR LEASE TO BE ASSUMED, OR ANY OTHER MATTER PERTAINING TO ASSUMPTION, SUCH COUNTERPARTY MUST FILE AN OBJECTION TO THE ASSUMPTION OF ITS EXECUTORY CONTRACT OR UNEXPIRED LEASE BY THE DEBTOR NOT LATER THAN TWO (2) BUSINESS DAYS PRIOR TO THE DATE FIRST SET FOR THE CONFIRMATION HEARING.

Such objections shall be subject to the jurisdiction of the Bankruptcy Court and shall be resolved by a Final Order. The effective date of the Assumption of an Executory Contract or Unexpired Lease subject to such an objection shall be determined by a Final Order, and the cure payments required by § 365 (b)(1) of the Bankruptcy Code will be made following the entry of a Final Order resolving the dispute and approving the Assumption.

3.	Assignment Objections

On or before four (4) Business Days before the commencement of the Confirmation Hearing, the Debtor will provide to all parties of Executory Contracts identified for Assignment who have made written request to Tavenner & Beran (A) a copy of the transactional document(s), if any, concerning the Assignment and (B) evidence of adequate assurance of future performance as required by § 365 of the Bankruptcy Code. IF A COUNTER PARTY TO ANY EXECUTORY CONTRACT OR UNEXPIRED LEASE IDENTIFIED FOR ASSIGNMENT BELIEVES THAT (1) ASSIGNMENT IS IMPROPER OR (2) THERE IS A DISPUTE REGARDING THE ABILITY TO PROVIDE “ADEQUATE ASSURANCE OF FUTURE PERFORMANCE” WITHIN THE MEANING OF § 365 OF THE BANKRUPTCY CODE UNDER THE CONTRACT OR LEASE TO BE ASSUMED AND ASSIGNED, OR ANY OTHER MATTER PERTAINING TO ASSUMPTION AND ASSIGNMENT, SUCH COUNTERPARTY MUST FILE AN OBJECTION TO THE ASSUMPTION AND ASSIGNMENT OF ITS EXECUTORY CONTRACT OR UNEXPIRED LEASE BY THE DEBTOR NOT LATER THAN TWO (2) BUSINESS DAYS PRIOR TO THE DATE FIRST SET FOR THE CONFIRMATION HEARING.

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Such objections shall be subject to the jurisdiction of the Bankruptcy Court and shall be resolved by a Final Order. The effective date of the Assumption and Assignment of an Executory Contract or Unexpired Lease subject to such an objection shall be determined by a Final Order, and the cure payments required by § 365 (b)(1) of the Bankruptcy Code will be made following the entry of a Final Order resolving the dispute and approving the Assumption and Assignment.

4.	Rejection Damage Claims and Bar

IN THE EVENT THAT THE REJECTION OF AN EXECUTORY CONTRACT OR UNEXPIRED LEASE BY THE DEBTOR RESULTS IN DAMAGES TO THE OTHER PARTY OR PARTIES TO SUCH CONTRACT OR LEASE, A CLAIM FOR SUCH DAMAGES, IF NOT HERETOFORE EVIDENCED BY A FILED PROOF OF CLAIM, SHALL BE FOREVER BARRED AND SHALL NOT BE ENFORCEABLE AGAINST THE DEBTOR OR ITS PROPERTIES OR INTERESTS IN PROPERTY AS AGENTS, SUCCESSORS, OR ASSIGNS, UNLESS A PROOF OF CLAIM IS FILED WITH THE BANKRUPTCY COURT AND SERVED UPON COUNSEL FOR THE DEBTOR ON OR BEFORE THIRTY (30) DAYS AFTER THE ENTRY OF AN ORDER BY THE BANKRUPTCY COURT, WHICH MAY BE THE CONFIRMATION ORDER, AUTHORIZING REJECTION OF A PARTICULAR EXECUTORY CONTRACT OR LEASE.

ARTICLE VI

EVENT OF DEFAULT AND DEFAULT REMEDIES

A.	Events Of Default As To All Creditors And Parties In Interest

As to all creditors and parties in interest, an Event of Default under the Plan shall occur upon the failure of the Reorganized Debtor, or the Liquidation Agent if proceeding under the Liquidation scenario, to make any payment or distribution required under the Plan, which failure remains outstanding at the expiration of the Notice Cure Period, which is twenty-one days from delivery of written notice from a creditor or the United States Trustee to the Reorganized Debtor of the failure of payment under the Plan.

B.	Additional Event Of Default As To Taxing Authorities

As to taxing authorities, an Event of Default under the Plan shall also occur upon the failure of the Reorganized Debtor, or the Liquidation Agent if proceeding under the Liquidation scenario, to pay any currently accruing federal tax liability, make any payment or deposit of any tax to a taxing authority, or file any required tax return by the due date of such return, which failure shall remain outstanding at the expiration of the Notice Cure Period.

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C.	Cure Of Defaults

The Debtor expressly reserves the right to effectuate a cure of any default within the Notice Cure Period or by an agreement reached with the party providing written notice of a default.

D.	Default Remedies

1.	Taxing Authorities

If a taxing authority declares the Reorganized Debtor to be in default of its obligations under the Plan and the Reorganized Debtor has not cured or otherwise satisfied the default during the Notice Cure Period, then the entire unpaid amount of its Allowed Priority Claim in this case, together with any current unpaid liabilities, shall be due and payable immediately and the taxing authority may collect any unpaid liabilities through the administrative collection provisions of the applicable statute or governing law. The cure of a default to a taxing authority may be effectuated, by less than full payment or immediate complete cure, by an agreement reached between the Reorganized Debtor and the taxing authority declaring the default.

2.	Non-Taxing Authority Creditors

Upon the occurrence of an Event of Default under the Plan which is not excused, postponed, modified or waived by Order of the Court or by agreement of the parties, and which has not been cured within the applicable Notice Cure Period, the noticing creditor shall be entitled to utilize its federal or state law remedies to collect such unpaid liabilities. As to the Holders of Secured Claims, the terms of their respective Loan Documents and/or executory contract leases as assumed, subject to the modifications contained in this Plan or Court Order, shall determine the rights of such creditor upon a default by the Reorganized Debtor. Unless, otherwise modified by the Plan, the provisions of this Article do not limit any remedies available pursuant to the respective Loan Documents, assumed Executory Contracts or assumed Leases. The cure of a default may be effectuated by less than full payment or an immediate complete cure, if agreed upon by the Reorganized Debtor and the creditor declaring the default.

ARTICLE VII

EFFECTS OF CONFIRMATION

A.	Effects of Confirmation

Except as otherwise expressly provided in this Plan or the Confirmation Order, Confirmation of the Plan shall, in addition to the effects prescribed by Bankruptcy Code § 1141:

(1) Bind (a) the Debtor and (b) all Holders of Claims and interests, whether or not they filed a Proof of Claim, whether or not they accept this Plan and whether or not the Claim or interest of such Holder is impaired or Allowed under the Plan.

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(2) Bind (a) the Debtor and (B) other relevant Persons to the terms and conditions of the respective Contracts as amended by the Plan.

(3) Cure all defaults under the agreements between the Debtor and any third party. Unless and until there is an Event of Default under this Plan, Creditors whose Claims are provided for herein shall not be entitled to pursue the Debtor, the Reorganized Debtor or its Collateral except as provided for herein.

(4) Discharge as of the Effective Date all of the debts of, Claims against, Liens or encumbrances against and interests in the Debtor or the Reorganized Debtor, its assets, properties and Estate Property with respect to debts, Claims, Liens and interests, whether known or known, direct or indirect, which the Debtor or Reorganized Debtor or any creditor or interest holder of the Debtor, ever had, now or hereafter can, shall or may have, or succeed to, arising from, relating to, or in connection with, whether directly or indirectly, the Case and the provisions of this Plan, which arose at any time prior to the Effective Date. On the Effective Date, as to every discharged Claim and interest, any Holder of such Claim or interest shall be precluded from asserting against the Debtor, either before or after reorganization, or against its assets, properties, or Estate Property, any other or further Claim or interest based upon any document, instrument, act, omission, transaction or other activity of any kind or nature that occurred before the Effective Date. In accordance with the Bankruptcy Code, the discharge provided by §§ 524 and 1141, inter alia, acts as an injunction against the commencement or continuation of any action, employment of process or act to collect, offset, enforce or recover the claims discharged hereby, or continue any action or proceeding to foreclosure or otherwise enforce any Lien, claim, encumbrance, mortgage, security agreement, deed of trust, assignment or other instrument, the obligation or Claim for which, has been discharged and provided for in the Plan and the Confirmation Order. Specifically, any defaults as of the Filing Date whether or not reduced to judgment are cured as of the Confirmation Date and rights of creditors are subject to the terms of this Plan. Creditors shall retain all rights, remedies and collateral, including rights against guarantors except as cured by the provisions herein, as described herein, which shall be enforceable against the Reorganized Debtor only if the Reorganized Debtor defaults on its obligations under this Plan.

B.	Exculpation

The Debtor, the Committee, and the Purchaser and each of their respective members, partners, officers, directors, employees and representatives (including any attorneys, financial advisors, investment bankers and other professionals retained by such persons) shall have no liability to any person for any act or omission in connection with, or arising out of, the Disclosure Statement, the Plan, the solicitation of votes for and the pursuit of confirmation of the Plan, the formulation, preparation, implementation or consummation of the Plan or the transactions

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contemplated thereby, including the pre-petition and post-petition negotiations with respect thereto, the administration of the Plan or the property to be distributed under the Plan or the Chapter 11 Case or any Contract, instrument, release or other agreement or document created or entered into in connection with the Plan, or any other act taken or omitted to be taken in connection with the Chapter 11 Case, except for willful misconduct or gross negligence as determined by a Final Order and, in all respects, shall be entitled to rely upon the advice of counsel to their duties and responsibilities under the Plan and the Chapter 11 Case.

C.	Certain Mutual Releases

Except as otherwise specifically provided herein, on and after the Effective Date, each of the Debtor, the Reorganized Debtor, the Purchaser and the Committee (and all officers, directors, partners, attorneys, financial advisors, investment bankers and other professionals, and agents of each of the foregoing), for good and valuable consideration, including, but not limited to, the commitment, obligation and service of each of the aforementioned to facilitate the expeditious implementation of the restructuring contemplated by the Plan, shall automatically be deemed to have released one another unconditionally and forever from any and all Claims, obligations, rights, suits, damages, Causes of Actions, remedies and liabilities, whatsoever, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, existing or hereafter arising, in law, equity or otherwise, that any of the foregoing persons or entities would have been legally entitled to assert (in their own right, whether individually or collectively, or on behalf of the Holder of any Claim or Equity Interest or other person or entity), based in whole or in part upon any act or omission, transaction, agreement, event or other occurrence taking place on or before the Effective Date, relating in any way to the Debtor, the Reorganized Debtor, the Chapter 11 Case, the Plan, the Disclosure Statement, or any related agreements, instruments, or other documents, except for (i) Claims arising under the Plan or any related agreements, instruments, releases, indentures, and other agreements and documents delivered thereunder and (ii) any intentional acts of the past and present directors and officers of CBI, current management of the Debtor, professionals of the Debtor and its affiliates, which constitute fraud and, when the party bringing the cause of action (or its respective employees, agents, or advisors) did not have actual knowledge of such intentional acts (or the substance of such acts) as of the Effective Date; provided, however, with respect to any intentional acts which constitute fraud, the knowledge of former and existing officers and directors of CBI shall not be imputed to CBI or the Reorganized Debtor (before or after the Effective Date). Notwithstanding the foregoing, the present directors and officers of CBI and current management of the Debtor shall not be released or discharged from contractual obligations to the Debtor or Reorganized Debtor with respect to employment and other agreements assumed pursuant to the Plan or otherwise.

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D.	Injunction as to Debtor and Reorganized Debtor

Except to the extent otherwise provided in the Plan, from and after the Confirmation Date all persons who have held, hold or may hold Claims against or interests in the Debtor are permanently enjoined from taking any of the following actions against any of the Debtor or the Reorganized Debtor on account of any such Claims or interest: (a) commencing or continuing, in any manner or in any place, any action or other proceeding; (b) enforcing or attaching, collecting or recovering, in any manner, any judgment, award, decree or order; (c) creating, perfecting or enforcing any lien or encumbrance; (d) asserting a setoff, right or subrogation or recoupment of any kind against any debt, liability or obligation due to the Debtor; and (e) commencing or continuing, in any manner or in any place, any action that does not comply with or in inconsistent with the provisions of the Plan; provided, however, that nothing contained herein shall preclude such persons from exercising their rights pursuant to and consistent with the terms of the Plan.

E.	Commision Carve-Out From Releases, Discharge and Injunction

Notwithstanding any provision to the contrary except as provided in this paragraph, no provision of the Plan, Disclosure Statement, or the Confirmation Order shall (i) discharge or release the Debtor, the Reorganized Debtor or any other person or entity from any right, claim, cause of action or power or interest held or assertable by the Commission or (ii) enjoin, impair or delay the Commission from commencing or continuing any claims, causes of action, proceedings or investigations against the Debtor, the Reorganized Debtor or any other person or entity in any non-bankruptcy forum. Notwithstanding anything to the contrary in this paragraph, the Debtor, the Reorganized Debtor, the Purchaser and the Committee (and all officers, directors, partners, attorneys, financial advisors, investment bankers and other professionals, and agents of each of the foregoing) shall have all protections articulated in Article VII of the Plan for all acts taken pursuant to and consistent with the terms of the Plan, the Confirmation Order and/or other Final Order.

F.	Preservation of Rights of Action

Except as otherwise provided in this Plan, the Reorganized Debtor shall retain all rights on behalf of the Debtor to commence and pursue any and all Causes of Action (under any theory of law, including, without limitation, the Bankruptcy Code, and in any court or other tribunal including, without limitation, in an adversary proceeding filed in the Chapter 11 Case) to the extent the Reorganized Debtor deems appropriate. Unless Causes of Action against a Person or entity are expressly waived, relinquished, released, compromised or settled herein or by any Final Order, the Debtor expressly reserves for the Reorganized Debtor all Causes of Action for later adjudication, and therefore, no preclusion doctrine, including, without limitation, the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable or otherwise) or laches shall apply to causes of action upon or after the confirmation or consummation of the Plan. In addition, the Debtor expressly reserves for the Reorganized Debtor the right to pursue or adopt any Claims alleged in any lawsuit in which the Debtor is a defendant

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or an interested party, against any person or entity, including, without limitation, the plaintiffs and co-defendants in such lawsuits. Except as otherwise provided herein or in any contract, instrument, release, indenture or other agreement entered into in connection with the Plan, in accordance with § 1123(b)(3) of the Bankruptcy Code, any Claims, rights and causes of action that the Debtor or estate may hold against any person or entity shall vest in the Reorganized Debtor, and the Reorganized Debtor shall retain and may exclusively enforce, as the authorized representative of the estate, any and all such Claims, rights, or Causes of Action. Subject to the releases set forth in Section VII(C) above, the Reorganized Debtor may pursue any and all Claims, rights, or Causes of Action, as appropriate, in accordance with the best interests of the Reorganized Debtor, and shall have the exclusive right, authority, and discretion to institute, prosecute, abandon, settle, or compromise any and all such Claims, rights and Causes of Action without the consent or approval of any third party and without any further order of the Bankruptcy Court.

ARTICLE VIII

JURISDICTION OF THE COURT

The Court shall retain jurisdiction of this Chapter 11 Case pursuant to and for the purposes of § 1127(b) of the Bankruptcy Code and for the following purposes:

(a)	Classification of the Claim of any creditor and re-examination of claims which has been Allowed for purposes of voting, and the determination of such objections as may be filed to such claims. The failure by the Debtor to object to, or to examine any Claim for the purposes of voting, shall not be deemed to be a waiver of the Debtor’s, the Reorganized Debtor’s and/or the Liquidation Agent’s right to object to, or re-examine the Claim in whole or in part.

(b)	Determine any and all applications for compensation and reimbursement of expenses pursuant to Bankruptcy Code § 330.

(c)	To the extent authorized by the Bankruptcy Code and Bankruptcy Rules, modify the Plan or correct any defect, cure any omission, or reconcile any inconsistency in the Plan or the Confirmation Order as may be necessary to carry out the purposes and intent of the Plan.

(d)	Determine any and all applications, adversary proceedings, and contested or litigated matters pending on the Confirmation Date or arising in or related to the Debtor’s reorganization proceedings.

(e)	Determine matters concerning state, local and federal taxes pursuant to Bankruptcy Code §§ 106, 505, 1141 and 1146.

(f)	Determine the validity, priority, enforceability and extent of all liens, encumbrances, mortgages, security agreements, deeds of trust, assignments and other charges and levies which are, or become liens or encumbrances on assets or Estate Property prior to Confirmation.

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(g)	Resolve controversies and disputes regarding the interpretation of the Plan.

(h)	Implement the provisions of the Plan and enter any orders in aid of Confirmation and consummation of the Plan including, without limitation, orders to protect the Debtor, the Reorganized Debtor and assets and Estate Property from actions by creditors and/or interest holders of Debtor.

(i)	Enforce the rights of the Debtor and/or Reorganized Debtor under the Plan.

(j)	To take such action to enjoin interference with implementation of the Plan.

(k)	For such other matters as may be set forth in the Confirmation Order.

ARTICLE IX

NOTICES

When notice is required under this Plan, it shall be in writing and shall be deemed to have been given by the sending party and received by the receiving party when such notice or request shall have been hand delivered to the person designated below for the receiving party, one (1) Business Day after transmission by telecopy evidenced by electronic receipt and after transmission by email evidenced by electronic receipt, or three (3) calendar days after such notice shall have been posted in the certified mail of the United States, postage pre-paid, return receipt requested and addressed to the party designated below for such receiving party.

Any notice required by the Plan, or given by any creditor or party in interest concerning the Plan, shall be to all of the following:

Lynn L. Tavenner, Esquire

Tavenner & Beran, PLC

20 North Eighth Street, Second Floor

Richmond, VA 23219

Telephone: (804) 783-8300

Telecopy: (804) 783-0178

Robert B. Van Arsdale, Esquire

Office of the United States Trustee

701 East Broad Street, Suite 4304

Richmond, Virginia 23219

(804) 771-8004

A change of address or person designated to receive notice may be effective only by written notice provided to all persons designated above at least five (5) Business Days prior to the effective date of the change.

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ARTICLE X

MISCELLANEOUS PROVISIONS

A.	Effectuating Documents And Further Transactions

The Debtor and Reorganized Debtor or, under the Liquidation Scenario, the Liquidation Agent shall be authorized to execute, deliver, file or record such stipulations, contracts, instruments, releases and other agreements or documents and take such actions on behalf of it as may be necessary or appropriate to effectuate and further evidence the terms and conditions of this Plan.

B.	Committee

From the Confirmation Date up to and including the Initial Distribution Date, the members of the Committee appointed pursuant to § 1002 of the Bankruptcy Code and their duly appointed successors shall continue to serve. On the Initial Distribution Date, the Committee shall be dissolved and the members thereof and the professionals retained by the Committee (including, without limitation, attorneys, investment advisors, financial advisors, accountants and other professionals) shall be released and discharged from their respective fiduciary obligations, duties and responsibilities.

C.	Modification Of Plan

The Debtor reserves the right, in accordance with the Bankruptcy Code and Bankruptcy Rules, to amend or modify this Plan at any time prior to the entry of the Confirmation Order. After the entry of the Confirmation Order, the Debtor may amend or modify this Plan, in accordance with Bankruptcy Code § 1127, or remedy any defect or omission or reconcile any inconsistency in this Plan in such manner as may be necessary to carry out the purpose and intent of this Plan.

D.	Withdrawal Or Revocation

The Debtor may withdraw or revoke this Plan at any time prior to the Confirmation Date. If the Debtor revokes or withdraws this Plan prior to the Confirmation Date, or if the Confirmation Date does not occur, this Plan shall be deemed null and void. In such event, nothing contained herein shall be deemed to constitute a waiver or release of any Claim by or against the Debtor or any other person in any further proceedings involving the Debtor.

E.	Section 1146 Exemption

Pursuant to § 1146(a) of the Bankruptcy Code, the issuance, transfer or exchange of notes or issuance of debt or equity securities under the Plan, the creation of any mortgage, deed of trust or other security interest, the making of assignment of any lease or sublease, or the making or delivery of any deed or other instrument of transfer under, in furtherance of, or in connection with the Plan, including, without limitation, any merger agreements or agreements of consolidation, deed, bills of sale or assignments

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executed in connection with any of the transactions contemplated under the Plan, shall not be subject to any stamp, real estate transfer, mortgage recording, sales or other similar tax. Unless expressly provided otherwise, all sale transactions consummated by the Debtor and approved by the Bankruptcy Court on and after the Petition Date through and including the Effective Date, including, without limitation, the sales, if any, by the Debtor of owned property or assets pursuant to § 363(b) of the Bankruptcy Code and the Assumptions, Assignments and sales, if any, by the Debtor of Unexpired Leases of non-residential real property pursuant to § 365(a) of the Bankruptcy Code, shall be deemed to have been made under, in furtherance of, or in connection with the Plan and, therefore, shall not be subject to any stamp, real estate transfer, mortgage recording, sales or other similar tax law.

F.	Courts Of Competent Jurisdiction

If the Court abstains from exercising or declines to exercise jurisdiction or is otherwise without jurisdiction over any matter arising out of this Plan, such abstention, refusal or failure of jurisdiction shall have no effect upon and shall not control, prohibit or limit the exercise of jurisdiction by any other court having competent jurisdiction with respect to such matter.

G.	Severability

In the event that the Court determines, prior to the Confirmation Date, that any provision of this Plan is invalid, void or unenforceable, the Court shall, with the consent of the Debtor, have the power to alter and interpret such term or provisions to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration or interpretation, the remainder of the terms an d provisions of this Plan shall remain in full force and effect and shall in no way be affected, impaired or invalidated by such holding, alteration or interpretation. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of this Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

H.	Governing Law

Except to the extent the Bankruptcy Code or Bankruptcy Rules are applicable, the rights and obligations under this Plan shall be governed by, and construed and enforced in accordance with, the laws of the State of Virginia, without giving effect to the principles of conflicts of law thereof.

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I.	Headings

Headings are used in this Plan for convenience and reference only, and shall not constitute a part of this Plan for any other purpose.

ARTICLE XI

CONCLUSION

The Plan complies with all applicable provisions of Chapter 11, Title 11, United States Code. The Plan is proposed in good faith, is not prohibited by law, and is in the best interests of all parties in interest.

Dated: January 4, 2013	COMMONWEALTH BIOTECHNOLOGIES, INC.

	By:	/s/ Paula S. Beran
Counsel

Lynn L. Tavenner, Esquire (Va. Bar No. 30083)

Paula S. Beran, Esquire (Va. Bar No. 34679)

TAVENNER & BERAN, PLC

20 North Eighth Street, Second Floor

Richmond, Virginia 23219

Telephone: (804) 783-8300

Telecopy: (804) 783-0178

Counsel for Commonwealth Biotechnologies, Inc.